Exhibit 99.1

Cyteir Therapeutics Reports Third Quarter 2022 Financial Results and Operational Highlights

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Initial data from CYT-0851 monotherapy solid tumor Phase 2 cohorts are now expected in first quarter of 2023
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Initial data from Phase 1 combination solid tumor cohorts are expected in first half of 2023
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Ended quarter with approximately $153.9 million in cash

LEXINGTON, MA— November 7, 2022 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT), a company focused on the discovery and development of next-generation synthetically lethal therapies for cancer, today reported financial results for the third quarter ended September 30, 2022 and provided an update on recent operational highlights.

“The Cyteir team continues to make progress with CYT-0851 in the clinic and understanding the optimal target population that will benefit from CYT-0851,” said Markus Renschler, MD, President and Chief Executive Officer of Cyteir. “We are diligently working towards our critical clinical data readouts, while advancing our preclinical synthetic lethality pipeline and preserving cash.”

Third Quarter 2022 Business Update

Updates to the CYT-0851 Clinical Program

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Enrollment in the first stage of the Phase 2 solid tumor monotherapy cohorts in sarcoma, pancreatic and ovarian cancer recently completed. Initial data from these cohorts are now expected in the first quarter of 2023. The triple-negative breast cancer monotherapy Phase 2 cohort was opened in August 2022 and continues to enroll with initial data expected in the first half of 2023.
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Enrollment in the monotherapy Phase 2 cohorts in diffuse large B-cell lymphoma and follicular lymphoma has been delayed due to competition in the treatment landscape. Initial data are now expected in mid-2023.
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Enrollment in the Phase 1 dose-escalation cohorts of CYT-0851 in combination with capecitabine or gemcitabine is progressing as expected. Completion of enrollment in the capecitabine dose escalation cohorts is anticipated by year-end 2022. Completion of enrollment in the gemcitabine dose escalation cohorts is expected in the first half of 2023. Initial safety and efficacy data from these cohorts are expected in the first half of 2023.
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A poster on the mechanism of action of CYT-0851 was presented at the 34th Annual EORTC-NCI-AACR Symposium. Details on the understanding of CYT-0851’s monocarboxylate transporter (MCT) activity were presented as well as additional mechanistic data on CYT-0851. Progress continues towards identification of a biomarker to help identify patients most likely to benefit from CYT-0851 therapy.

Third Quarter 2022 Financial Results

Cash and cash equivalents: Cash and cash equivalents as of September 30, 2022 were $153.9 million. Cash and cash equivalents are expected to fund planned operations into the second half of 2024.

Research and development (R&D) expenses: R&D expenses were $8.3 million in third quarter of 2022 versus $8.2 million for the same period in 2021.

General and administrative (G&A) expenses: G&A expenses were $3.5 million for the third quarter of each 2022 and 2021.

Net loss: Net loss was $11.0 million, or $0.31 per share, in the third quarter of 2022 compared to $11.7 million, or $0.33 per share, for the same period in 2021.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the discovery and development of next-generation synthetically lethal therapies to treat cancer. At Cyteir, we employ an integrated target discovery approach that incorporates a critical evaluation of the target biology with internal and external information from a variety of genetic and chemical synthetic lethality screens to fuel our drug discovery and development pipeline. Cyteir’s wholly owned lead compound, CYT-0851, is a selective oral investigational drug currently in a Phase 1/2 clinical trial for hematologic malignancies and solid tumors. Follow Cyteir on social media: LinkedIn and Twitter and at www.cyteir.com.

Forward-Looking Statements

This press release contains “forward-looking statements” about Cyteir’s strategy, future plans, and prospects, including statements regarding the development of Cyteir’s compounds and potential expansion opportunities, regulatory strategy, and path for Cyteir’s compounds, the expected timing and reporting of results of Cyteir’s preclinical and clinical studies, and Cyteir’s expected cash runway. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to: that Cyteir’s clinical trials may fail to demonstrate adequately the safety and efficacy of any of its drug candidates; that preclinical testing of Cyteir’s compounds may not be predictive of the results or success of clinical trials; that the preclinical and clinical development of Cyteir’s compounds may be delayed or otherwise take longer and/or cost more than planned; that Cyteir may be unable to initiate, enroll or complete clinical development of its compounds; that the continuing global outbreak of COVID-19 (including any resurgences or variants) may result in development or manufacturing delays, supply shortages, or shortages of qualified healthcare personnel; that synthetic lethality, as an emerging class of precision medicine targets, could result in negative perceptions of the efficacy, safety or tolerability of this class of targets, which could adversely affect our ability to conduct our business, advance our drug candidates or obtain regulatory approvals; and that Cyteir’s compounds may not receive regulatory approvals or become commercially successful products. These and other risks and uncertainties are identified under the heading “Risk Factors” in

Cyteir’s most recent Annual Report on Form 10-K and other filings Cyteir has made and may make with the Securities and Exchange Commission ("SEC") in the future, available on the SEC's website at www.sec.gov.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and Cyteir does not undertake and specifically disclaims any obligation to update any forward-looking statements.

CONTACT:

Lisa Hayes

Vice President, Investor Relations and Corporate Communications

908-868-8926

Lisa.Hayes@cyteir.com

Cyteir Therapeutics Inc
Condensed consolidated statements of operations
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$8,272	$8,205	$27,154	$22,704
General and administrative	3,487	3,547	10,963	7,693
Total operating expenses	11,759	11,752	38,117	30,397
Loss from operations	(11,759)	(11,752)	(38,117)	(30,397)
Other income (expense):
Other income (expense)	714	48	849	86
Total other income (expense)	714	48	849	86
Net loss	$(11,045)	$(11,704)	$(37,268)	$(30,311)
Net loss per share—basic and diluted	$(0.31)	$(0.33)	$(1.06)	$(2.13)
Weighted-average common stock outstanding—basic and diluted	35,329,137	35,062,900	35,283,454	14,229,834

Research and development expenses for the three months ended September 30, 2022 include stock-based compensation expense of $0.5 million compared to $0.3 million in the corresponding period of 2021. General and administrative expenses for both the three months ended September 30, 2022 and 2021 include stock-based compensation expense of $0.7 million.

Research and development expenses for the nine months ended September 30, 2022 include stock-based compensation expense of $1.4 million compared to $0.8 million in the corresponding period of 2021. General and administrative expenses for the nine months ended September 30, 2022 include stock-based compensation expense of $2.4 million compared to $1.6 million in the corresponding periods of 2021.

Cyteir Therapeutics Inc
Condensed consolidated balance sheets
(in thousands, except share and per share amounts) (unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$153,890	$189,723
Prepaid expenses and other current assets	3,458	3,354
Total current assets	$157,348	$193,077
Property and equipment, net	1,869	2,055
Other assets	2,479	256
Total assets	$161,696	$195,388
Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$1,666	$1,785
Accrued expenses and other current liabilities	4,150	5,726
Total current liabilities	$5,816	$7,511
Deferred rent, net of current portion	-	384
Other long term liabilities	1,847	201
Total liabilities	$7,663	$8,096
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.001 par value: 40,000,000 shares authorized as of September 30, 2022 and December 31, 2021; no shares issued and outstanding as of September 30, 2022 and December 31, 2021	-	-
Common stock, $0.001 par value: 280,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 35,438,912 and 35,389,453 shares issued as of September 30, 2022 and December 31, 2021, respectively; 35,354,141 and 35,219,834 shares outstanding as of September 30, 2022 and December 31, 2021, respectively	35	35
Additional paid-in capital	283,319	279,310
Accumulated deficit	(129,321)	(92,053)
Total stockholders’ equity	154,033	187,292
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$161,696	$195,388